Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Tax Exempt Trust:

We consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information in this Registration Statement of the SEI Tax Exempt Trust Tax-Advantaged Income Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 13, 2007